Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS RESULTS FOR THE THIRD QUARTER OF 2013

BEDMINSTER, N.J. – October 21, 2013 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded net income available to common shareholders of $6.87 million and diluted earnings per share of $0.76 for the nine months ended September 30, 2013. This compared to $8.16 million and $0.93, respectively, for the same nine month period last year.

The 2013 nine months included: 1) a $933 thousand compensation expense accrual related to certain staff restructurings, resulting in an after-tax charge of approximately $569 thousand or approximately six cents per fully diluted share; and 2) a $930 thousand write-down of an REO property, resulting in an after tax charge of approximately $595 thousand or approximately seven cents per diluted share.

For the quarter ended September 30, 2013, the Corporation recorded net income available to common shareholders of $1.96 million and diluted earnings per share of $0.22. This compared to $2.83 million and $0.32, respectively, for the same quarter last year.

The 2013 third quarter included the $933 thousand compensation expense accrual described above.

Doug Kennedy, President and CEO, said, “We had another quarter of solid accomplishment. Most importantly, we continued to implement and follow through on our Strategic Plan – known as “Expanding Our Reach”. As previously reported, this Plan focuses on the client experience and organic growth across all lines of business. The Plan calls for expansion of existing lines of business and establishment of a new commercial and industrial (C&I) lending platform through the use of private banking teams, who will lead with deposit gathering and wealth management discussions. The Plan further calls for establishment of a community based sales force that supports our branches and will serve as a primary point of contact for clients.

Mr. Kennedy went on to note the following additional highlights for the third quarter of 2013:

●	Total revenue (net interest income plus other income) of $18.16 million for the September 2013 quarter reflected improvement when compared to $17.41 million for the September quarter of last year, and also reflected improvement when compared to $17.68 million for the immediately preceding June 2013 quarter.

●	Total loan balances of $1.40 billion reached another record level for the Company. This level reflected an increase of 27 percent from the end of September 2012 and an increase of nearly 23 percent (or over 31 percent on an annualized basis) from year end 2012.

●	The Company’s net interest income of $13.37 million for the September 2013 quarter reflected improvement when compared to $12.85 million for the September quarter of last year, and also reflected improvement when compared to $12.45 million for the immediately preceding June 2013 quarter.

●	Fee income from the Trust & Investment Division of $3.30 million for the September 2013 quarter reflected growth of nearly 13 percent when compared to the same quarter last year.

●	At September 30, 2013, the market value of assets under administration at Peapack-Gladstone Bank’s Trust & Investment Division was $2.58 billion. This level reflected an increase of 20 percent from the end of September 2012 and an increase of 12 percent (or 16 percent on an annualized basis) from year end 2012.

●	Asset quality continues to be strong and improved when compared to prior periods. For example, nonperforming assets declined in both dollars and as a percentage of assets, to just 0.54 percent of total assets as of September 30, 2013.

●	The book value per share at September 30, 2013 of $14.12 reflected improvement when compared to one year ago, despite the negative impact to GAAP capital of the mark-to-market of the investment portfolio available for sale, due to the rise in market interest rates.

●	The tier I leverage and the total risk-based regulatory capital ratios remained strong at 7.20 percent and 12.55 percent, and only declined slightly compared to year ago, even with over $200 million growth in assets, as well as migration of lower risk weighted investment security cash flows into loans.

Net Interest Income and Margin

Net interest income was $13.37 million for the third quarter of 2013, reflecting an increase of $523 thousand from the same quarter last year. The net interest margin, on a fully tax-equivalent basis, was 3.28 percent for the September 2013 quarter compared to 3.50 percent for the September 2012 quarter.

Net interest income for the current quarter benefitted from significant loan growth during 2013, principally multifamily and commercial mortgage, funded by deposits, borrowings, and a decline in lower yielding investment securities and interest earning cash balances.

Net interest margin for the current 2013 quarter declined when compared to the same quarter last year due to the effect of low market yields, which compressed asset yields more than deposit costs. Partially offsetting this effect, net interest margin benefitted in the current quarter from the positive effect of increased loans funded by deposits and cash flows from lower yielding investment securities and interest earning cash balances.

Loans

For the third quarter of 2013, average loans totaled $1.32 billion as compared to $1.10 billion for the same quarter in 2012, reflecting an increase of $224 million, or 20 percent.

The average commercial mortgage and commercial loan portfolio for the quarter ended September 2013 increased $206 million, or 41 percent, from the same quarter of 2012. The increase was attributable to a more concerted focus on this type of business in both the New Jersey and New York City markets, as well as demand from high-quality borrowers looking to refinance multifamily and other commercial mortgages held by other institutions.

Total loans at September 30, 2013 grew $300 million or 27 percent when compared to total loans at September 30, 2012.

Total loan originations were $255 million for the third quarter of 2013, up significantly from $81 million for the same quarter of 2012. Loan originations were $536 million for the first nine months of 2013, also up significantly from $281 million for the same nine month period of 2012. Included in the total were commercial mortgage (principally multifamily) / commercial loan originations of $349 million and $201 million for the 2013 nine months and quarter, respectively, compared to only $95 million and $22 million for the 2012 periods, respectively.

Mr. Kennedy said “We continue to be successful in generating solid lending growth. As part of our Strategic Plan, we introduced a comprehensive Commercial & Industrial (C&I) lending program and we have closed $44 million of volume so far this year. We expect such volume to continue to increase in future periods. Further, our multifamily lenders have generated significant closed volume and continue to maintain very robust pipelines.”

Deposits

For the September 2013 quarter, average total deposits (interest-bearing and noninterest-bearing) increased $113 million when compared to the same quarter last year. Over that same period, the Company saw growth in each of its deposit categories, except certificates of deposit. For the third quarter of 2013, average certificates of deposit (CDs) declined $23 million from the same 2012 quarter. These higher-cost CDs were replaced with lower-cost, more stable core deposits.

Total deposits at September 30, 2013 increased $140 million, or nearly 10 percent from September 30, 2012. The Company continues to successfully focus on:

—       Business and personal relationships;

—       Municipal relationships within its market territory; and

—      Growth in deposits associated with its lending activities.

Mr. Kennedy commented, “I continue to believe that our focus on providing high touch client service and our strong and valuable core deposit base are key differentiators for us as we grow our business.” Additionally, as previously announced, Anthony V. Bilotta, Jr. has joined the Company as Executive Vice President, Head of Retail Banking and Marketing. Anthony joins us with over 30 years of industry experience.

Peapack-Gladstone Bank Trust & Investments

In the third quarter of 2013, Peapack-Gladstone Bank Trust & Investments generated $3.30 million in fee income compared to $2.92 million for the third quarter of 2012, reflecting growth of 13 percent. The market value of the assets under administration (AUA) of the wealth management division was $2.58 billion at September 30, 2013, up from $2.30 billion at December 31, 2012 and $2.15 billion reported at September 30, 2012. The growth in fee income and AUA was due to new business, market value improvement, as well as solid investment advisory and management.

Mr. Kennedy noted, “The wealth management business adds significant value to our Company, and differentiates us from many of our competitors. Conversations with all clients and potential clients across all lines of business include a wealth discussion.”

Other Noninterest Income

In the September 2013 quarter, other noninterest income, exclusive of trust fees and securities gains, totaled $1.30 million, reflecting a decrease of $107 thousand or 8 percent when compared to the same quarter a year ago. The third quarter of 2013 included $277 thousand of income from the sale of newly originated residential mortgage loans, down from $358 thousand in the same 2012 quarter. Mr. Kennedy noted, “Due to the rise in mortgage rates earlier this year, a decrease in residential mortgage loan originations and resultant mortgage banking income was expected for the quarter. A reduced level of mortgage banking income is expected in the foreseeable future. Mortgage banking income is not a significant portion of revenue (only 2 percent of total revenue for the nine months ended September 30, 2013). Further, we have reduced our overhead expense associated with mortgage banking; we have taken steps to improve our loan volume on the commercial front which has and will improve net interest income; and we have introduced Treasury Management services/products, which will contribute to non-interest income in the future.”

Operating Expenses

The Company’s total operating expenses were $14.17 million for the third quarter of 2013 compared to $11.99 million in the same 2012 quarter. The 2013 quarter included the previously mentioned $933 thousand compensation expense accrual related to certain staff restructurings. Excluding this expense accrual, salary and benefits expense rose $965 thousand from the 2012 quarter principally due to strategic hiring in line with the Company’s Strategic Plan, as well as normal salary increases and increased bonus/incentive and profit sharing accruals. The 2013 total expense levels also included various professional and other fees associated with various training and consulting, some of which was associated with the Strategic Plan.

Mr. Kennedy noted, “We expected higher operating expenses in 2013 relative to 2012. And we expect that the trend of higher operating expenses will continue in the future in line with our Strategic Plan. Further, we generally expect revenue and profitability related to those increased expenses to lag those expenses by several quarters. It is important to note, however, that we did see an improvement in revenue in this current quarter relative to the June 2013 quarter, as well as the September 2012 quarter. ”

Provision for Loan Losses / Asset Quality

For the quarter ended September 30, 2013, the Company’s provision for loan losses was $750 thousand compared to the same amount of provision recorded in the third quarter of 2012. Charge-offs, net of recoveries, for the third quarter of 2013 were $132 thousand compared to $543 thousand for the September 2012 quarter. At September 30, 2013 the allowance for loan losses was 204 percent of nonperforming loans and 1.01 percent of total loans.

Nonperforming assets totaled $9.7 million or just 0.54 percent of total assets at September 30, 2013 compared to $20.4 million or 1.29 percent of assets at September 30, 2012. The 0.54 percent nonperforming asset ratio, at September 30, 2013, compares favorably to a 1.20 percent weighted average for all Mid-Atlantic banks.

Capital / Dividends

At September 30, 2013, the Company’s leverage ratio, tier 1 and total risk based capital ratios were 7.20 percent, 11.30 percent and 12.55 percent, respectively. The Company’s ratios are all above the levels necessary to be considered well-capitalized under regulatory guidelines applicable to banks. The Company’s common equity ratio (common equity to total assets) at September 30, 2013 was 7.03 percent of total assets, only down slightly when compared to 7.32 percent at December 31, 2012 and still strong, despite the negative impact to GAAP capital of the September 30, 2013 mark-to-market of the investment portfolio available for sale, due to the rise in market interest rates.

On October 17, 2013, the Board of Directors declared a regular cash dividend of $0.05 per share payable on November 14, 2013 to shareholders of record on October 31, 2013.

As previously announced, on April 19, 2013 the Company filed a Form S-3 Registration Statement registering $50 million in securities, to be issued in the future from time to time at indeterminate prices (“Shelf Registration”). This Shelf Registration was filed to enable the Company to efficiently take advantage of the capital markets from time to time in the future, as needed to support growth associated with its Strategic Plan.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.80 billion as of September 30, 2013. Established in 1921, Peapack-Gladstone Bank is a commercial bank that offers a full range of quality products and services to businesses, non-profits and consumers through its New Jersey locations, online access, a wealth management division, and its subsidiary, PGB Trust & Investments of Delaware. For additional information about Peapack-Gladstone Bank or to open an account online, visit www.pgbank.com or call 908-234-0700. Member FDIC. Equal Housing Lender.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

●	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
●	inability to manage our growth;
●	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
●	declines in our net interest margin caused by the low interest rate and highly competitive market;
●	declines in value in our investment portfolio;
●	higher than expected increases in our allowance for loan losses;
●	higher than expected increases in loan losses or in the level of nonperforming loans;
●	unexpected changes in interest rates;
●	a continued or unexpected decline in real estate values within our market areas;
●	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
●	successful cyber attacks against our IT infrastructure and that of our IT providers;
●	higher than expected FDIC insurance premiums;
●	lack of liquidity to fund our various cash obligations;
●	reduction in our lower-cost funding sources;
●	our inability to adapt to technological changes;
●	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
●	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on form 10-K for the year ended December 31, 2012. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

 (Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2013	2013	2013	2012	2012
ASSETS
Cash and due from banks	$5,886	$5,978	$5,030	$6,733	$5,466
Federal funds sold	101	101	100	100	100
Interest-earning deposits	33,528	60,783	94,147	112,395	49,354
Total cash and cash equivalents	39,515	66,862	99,277	119,228	54,920

Securities held to maturity	—	—	—	—	76,698
Securities available for sale	273,952	270,334	283,448	304,479	253,489
FHLB and FRB Stock, at cost	7,707	4,729	4,643	4,639	4,639

Loans held for sale, at fair value	724	4,684	1,828	6,461	8,443
Loans held for sale, at lower of cost
or fair value	—	—	—	13,749	—

Residential mortgage	527,927	532,356	523,051	515,014	504,407
Commercial mortgage	680,762	534,371	455,670	420,086	391,976
Commercial loans	110,843	106,598	105,305	115,372	115,602
Construction loans	8,390	9,179	9,180	9,328	9,639
Consumer loans	19,932	19,552	20,782	21,188	21,542
Home equity lines of credit	47,020	47,583	46,778	49,635	51,440
Other loans	2,075	2,545	997	1,961	1,876
Total loans	1,396,949	1,252,184	1,161,763	1,132,584	1,096,482
Less: Allowance for loan losses	14,056	13,438	13,279	12,735	13,893
Net loans	1,382,893	1,238,746	1,148,484	1,119,849	1,082,589

Premises and equipment	29,022	29,021	29,429	30,030	30,472
Other real estate owned	2,759	3,347	4,141	3,496	3,392
Accrued interest receivable	4,017	3,972	3,768	3,864	4,040
Bank owned life insurance	31,691	31,490	31,283	31,088	30,887
Deferred tax assets, net	7,951	8,608	10,384	9,478	25,861
Other assets	17,473	17,797	18,647	21,475	8,060
TOTAL ASSETS	$1,797,704	$1,679,590	$1,635,332	$1,667,836	$1,583,490

LIABILITIES
Deposits:
Noninterest-bearing
demand deposits	$345,736	$326,916	$307,730	$298,095	$306,711
Interest-bearing deposits
Checking	338,626	352,196	336,934	346,877	332,786
Savings	115,571	115,823	114,804	109,686	103,572
Money market accounts	611,498	559,439	547,302	583,197	504,863
CD’s $100,000 and over	62,136	65,607	67,902	68,741	72,168
CD’s less than $100,000	98,996	102,945	106,432	109,831	112,586
Total deposits	1,572,563	1,522,926	1,481,104	1,516,427	1,432,686
Overnight borrowings	30,361	—	—	—	—
Federal home loan bank advances	47,692	12,000	12,099	12,218	12,335
Capital lease obligation	8,809	8,864	8,918	8,971	9,024
Other Liabilities	11,861	11,687	8,605	8,163	11,967
TOTAL LIABILITIES	1,671,286	1,555,477	1,510,726	1,545,779	1,466,012
Shareholders’ equity	126,418	124,113	124,606	122,057	117,478
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,797,704	$1,679,590	$1,635,332	$1,667,836	$1,583,490

Assets under administration at
Peapack-Gladstone Bank Trust
& Investments (market value,
not included above)	$2,581,813	$2,520,424	$2,544,465	$2,303,612	$2,146,920

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,		Sept 30,
	2013	2013	2013	2012		2012
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—		$—
Nonaccrual loans	6,891	8,075	11,290	11,732	(C)	16,958
Other real estate owned	2,759	3,347	4,141	3,496		3,392
Total nonperforming assets	$9,650	$11,422	$15,431	$15,228	(C)	$20,350

Nonperforming loans to
total loans	0.49%	0.64%	0.97%	1.04%	(C)	1.55%
Nonperforming assets to
total assets	0.54%	0.68%	0.94%	0.91%	(C)	1.29%

Accruing TDR’s (A)	$6,133	$6,131	$5,986	$6,415	(C)	$7,625

Loans past due 30 through 89
days and still accruing	$2,039	$1,544	$1,791	$3,786		$2,536

Classified loans (B)	$32,430	$32,123	$35,945	$32,014	(C)	$47,017

Impaired loans (B)	$16,794	$17,977	$21,046	$18,147	(C)	$24,584

Allowance for loan losses:
Beginning of period	$13,438	$13,279	$12,735	$13,893		$13,686
Provision for loan losses	750	500	850	4,525		750
Charge-offs, net	(132)	(341)	(306)	(5,683)		(543)
End of period	$14,056	$13,438	$13,279	$12,735		$13,893

ALLL to nonperforming loans	203.98%	166.41%	117.62%	108.55%	(C)	81.93%
ALLL to total loans	1.01%	1.07%	1.14%	1.12%	(C)	1.27%

Capital Adequacy:
Tier I leverage	7.20%	7.39%	7.37%	7.27%		7.31%

Tier I capital to risk-weighted assets	11.30%	11.84%	12.16%	11.83%		11.51%

Tier I & II capital to
risk-weighted assets	12.55%	13.09%	13.41%	13.08%		12.76%

Common equity to total assets	7.03%	7.39%	7.62%	7.32%		7.42%

Book value per common share	$14.12	$13.93	$14.05	$13.87		$13.38

(A)	Does not include $3.3 million at September 30, 2013, $3.3 million at June 30, 2013, $3.3 million at March 31, 2013, $2.9 million at December 31, 2012 and $5.7 million at September 30, 2012 of TDR’s included in nonaccrual loans.

(B)	Classified loans include all impaired loans. Impaired loans include all nonaccrual loans and all TDRs.

(C)	Does not include classified Loans Held for Sale, as these loans were carried at lower of cost or fair value and were being marketed for sale as of 12/31/12. The sale closed during Q1 2013.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED AND FUNDED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2013	2013	2013	2012	2012

Residential loans retained	$31,517	$37,352	$31,430	$34,699	$24,334
Residential loans sold	13,516	26,651	25,402	20,677	28,046
Total residential loans	45,033	64,003	56,832	55,376	52,380

CRE/multifamily	173,692	88,675	42,608	52,925	20,775
Commercial loans	27,525	6,170	9,930	2,150	1,000

Small business banking &
Installment loans	4,710	2,866	2,693	2,657	3,677

Home equity lines of credit	3,982	2,619	4,452	2,501	3,346

Total loan originations	$254,942	$164,333	$116,515	$115,609	$81,178

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2013	2012

Residential loans retained	$100,299	$105,805
Residential loans sold	65,569	59,060
Total residential loans	165,868	164,865

CRE/multifamily	304,975	90,611
Commercial loans	43,625	4,610

Small business banking &
Installment loans	10,269	10,016

Home equity lines of credit	11,053	10,959

Total loan originations	$535,790	$281,061

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2013	2013	2013	2012	2012
Income Statement Data:
Interest income	$14,423	$13,460	$13,432	$13,792	$13,982
Interest expense	1,050	1,012	1,005	1,033	1,132
Net interest income	13,373	12,448	12,427	12,759	12,850
Provision for loan losses	750	500	850	4,525	750
Net interest income after
provision for loan losses	12,623	11,948	11,577	8,234	12,100
Trust fees	3,295	3,628	3,368	2,929	2,918
Gain on sale of classified loans	—	—	522	—	—
Gain on loans sold (Mortgage
Banking)	277	412	470	370	358
Other income	1,022	958	955	973	1,048
Securities gains, net	188	238	289	3,078	235
Total other income	4,782	5,236	5,604	7,350	4,559
Salaries and employee benefits	8,927	7,935	7,079	8,045	7,029
Premises and equipment	2,325	2,338	2,304	2,433	2,290
FDIC insurance expense	275	280	280	267	299
Other expenses	2,638	3,526	2,630	2,808	2,375
Total operating expenses	14,165	14,079	12,293	13,553	11,993
Income before income taxes	3,240	3,105	4,888	2,031	4,666
Income tax expense	1,276	1,096	1,995	973	1,834
Net income	1,964	2,009	2,893	1,058	2,832
Dividends and accretion
on preferred stock	—	—	—	—	—
Net income available to
common shareholders	$1,964	$2,009	$2,893	$1,058	$2,832

Per Common Share Data:

Earnings per share (basic)	$0.22	$0.23	$0.33	$0.12	$0.32
Earnings per share (diluted)	0.22	0.22	0.32	0.12	0.32

Performance Ratios:

Return on average assets	0.45%	0.48%	0.71%	0.26%	0.72%
Return on average common
equity	6.28%	6.41%	9.40%	3.52%	9.77%

Net interest margin
(Taxable equivalent basis)	3.28%	3.22%	3.28%	3.42%	3.50%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For the
	Nine Months Ended
	September 30,
	2013	2012
Income Statement Data:
Interest income	$41,315	$42,298
Interest expense	3,067	3,654
Net interest income	38,248	38,644
Provision for loan losses	2,100	3,750
Net interest income after
provision for loan losses	36,148	34,894
Trust fees	10,291	9,353
Gain on loans sold (Mortgage Banking)	1,138	825
Other income	3,478	3,043
Securities gains, net	715	732
Total other income	15,622	13,953
Salaries and employee benefits	23,941	19,550
Premises and equipment	6,967	7,034
FDIC insurance expense	835	941
Other expenses	8,794	7,252
Total operating expenses	40,537	34,777
Income before income taxes	11,233	14,070
Income tax expense	4,367	5,432
Net income	6,866	8,638
Dividends and accretion
on preferred stock	—	474
Net income available to
common shareholders	$6,866	$8,164

Per Common Share Data:

Earnings per share (basic)	$0.77	$0.93
Earnings per share (diluted)	0.76	0.93

Performance Ratios:

Return on average assets	0.55%	0.73%
Return on average common equity	7.35%	9.63%

Net interest margin
(Tax equivalent basis)	3.26%	3.52%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2013			September 30, 2012
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$237,559	$1,141	1.92%	$284,440	$1,787	2.51%
Tax-exempt (1) (2)	54,465	328	2.41	44,481	322	2.90
Loans held for sale	1,617	21	5.27	2,829	34	4.77
Loans (2) (3)	1,322,842	13,065	3.95	1,098,857	11,965	4.36
Federal funds sold	101	—	0.10	100	—	0.10
Interest-earning deposits	35,168	21	0.24	53,560	27	0.20
Total interest-earning
assets	1,651,752	$14,576	3.53%	1,484,267	$14,135	3.81%
Noninterest-Earning Assets:
Cash and due from banks	5,962			5,611
Allowance for loan losses	(13,615)			(14,005)
Premises and equipment	28,984			30,820
Other assets	65,163			77,232
Total noninterest-earning
assets	86,494			99,658
Total assets	$1,738,246			$1,583,925

LIABILITIES:
Interest-Bearing Deposits:
Checking	$349,392	$73	0.08%	$334,982	$89	0.11%
Money markets	580,819	275	0.19	503,180	259	0.21
Savings	115,711	15	0.05	104,273	14	0.05
Certificates of deposit	165,347	444	1.07	188,568	550	1.17
Total interest-bearing
deposits	1,211,269	807	0.27	1,131,003	912	0.32
Borrowings	45,149	138	1.22	15,281	113	2.96
Capital lease obligation	8,828	105	4.76	9,043	107	4.73
Total interest-bearing
liabilities	1,265,246	1,050	0.33	1,155,327	1,132	0.39
Noninterest –Bearing
Liabilities:
Demand deposits	337,684			305,192
Accrued expenses and
other liabilities	10,241			7,434
Total noninterest-bearing
liabilities	347,925			312,626
Shareholders’ equity	125,075			115,972
Total liabilities and
shareholders’ equity	$1,738,246			$1,583,925
Net interest income		$13,526			$13,003
Net interest spread			3.20%			3.42%
Net interest margin (4)			3.28%			3.50%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2013			June 30, 2013
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$237,559	$1,141	1.92%	$220,954	$1,085	1.96%
Tax-exempt (1) (2)	54,465	328	2.41	50,479	322	2.55
Loans held for sale	1,617	21	5.27	2,512	50	8.12
Loans (2) (3)	1,322,842	13,065	3.95	1,199,235	12,087	4.03
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	35,168	21	0.24	92,319	66	0.29
Total interest-earning
assets	1,651,752	$14,576	3.53%	1,565,600	13,610	3.48%
Noninterest-Earning Assets:
Cash and due from banks	5,962			5,865
Allowance for loan losses	(13,615)			(13,523)
Premises and equipment	28,984			29,248
Other assets	65,163			71,862
Total noninterest-earning
assets	86,494			93,452
Total assets	$1,738,246			$1,659,052

LIABILITIES:
Interest-Bearing Deposits:
Checking	$349,392	$73	0.08%	$356,060	$74	0.08%
Money markets	580,819	275	0.19	551,150	239	0.17
Savings	115,711	15	0.05	114,028	15	0.05
Certificates of deposit	165,347	444	1.07	171,931	486	1.13
Total interest-bearing
deposits	1,211,269	807	0.27	1,193,169	814	0.27
Borrowings	45,149	138	1.22	12,025	92	3.06
Capital lease obligation	8,828	105	4.76	8,884	106	4.77
Total interest-bearing
liabilities	1,265,246	1,050	0.33	1,214,078	1,012	0.33
Noninterest –Bearing
Liabilities:
Demand deposits	337,684			311,227
Accrued expenses and
other liabilities	10,241			8,298
Total noninterest-bearing
liabilities	347,925			319,525
Shareholders’ equity	125,075			125,449
Total liabilities and
shareholders’ equity	$1,738,246			$1,659,052
Net interest income		$13,526			$12,598
Net interest spread			3.20%			3.15%
Net interest margin (4)			3.28%			3.22%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

NINE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2013			September 30, 2012
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$235,677	$3,503	1.98%	$315,589	$5,609	2.37%
Tax-exempt (1) (2)	51,582	974	2.52	46,619	1,036	2.96
Loans held for sale	6,950	268	5.14	1,859	75	5.37
Loans (2) (3)	1,222,369	36,889	4.02	1,084,357	36,005	4.43
Federal funds sold	101	—	0.10	100	—	0.10
Interest-earning deposits	68,211	135	0.26	32,694	58	0.24
Total interest-earning
assets	1,584,890	$41,769	3.51%	1,481,218	$42,783	3.85%
Noninterest-Earning Assets:
Cash and due from banks	5,887			6,378
Allowance for loan losses	(13,406)			(13,916)
Premises and equipment	29,344			31,284
Other assets	70,674			77,323
Total noninterest-earning
assets	92,499			101,069
Total assets	$1,677,389			$1,582,287

LIABILITIES:
Interest-Bearing Deposits:
Checking	$351,975	$225	0.09%	$332,822	$292	0.12%
Money markets	561,713	729	0.17	508,337	820	0.22
Savings	113,486	44	0.05	99,671	56	0.07
Certificates of deposit	171,235	1,430	1.11	191,596	1,709	1.19
Total interest-bearing
deposits	1,198,409	2,428	0.27	1,132,426	2,877	0.34
Borrowings	23,226	322	1.85	29,649	453	2.04
Capital lease obligation	8,882	317	4.76	9,094	324	4.75
Total interest-bearing
liabilities	1,230,517	3,067	0.33	1,171,169	3,654	0.42
Noninterest –Bearing
Liabilities:
Demand deposits	313,420			290,988
Accrued expenses and
other liabilities	8,887			6,592
Total noninterest-bearing
liabilities	322,307			297,580
Shareholders’ equity	124,565			113,538
Total liabilities and
shareholders’ equity	$1,677,389			$1,582,287
Net interest income		$38,702			$39,129
Net interest spread			3.18%			3.43%
Net interest margin (4)			3.26%			3.52%